EXHIBIT 10.1
Joint Bidding Agreement

JOINT BIDDING AGREEMENT

This Agreement is made on the 27th day of August, 2002 among

1.
Gujarat State Petroleum Corporation Limited, a company incorporated in India and  having its registered office at Block 15, Second Floor, Udyog Bhavan, Sector 11, Gandhinagar, Gujarat 382011, India ( hereinafter referred to as “GSPC” which expression shall unless repugnant to the context herein shall mean and include its successors and permitted assigns));  and

2.
Jubilant ENPRO Limited, a company having its registered office at 2, Western Avenue, Maharani Bagh, New Delhi- 110 065 ( hereinafter referred to as “ENPRO” which expression shall unless repugnant to the context herein shall mean and include its successors and permitted assigns): and

3.
GeoGlobal Resources (India) Incorporation, a company incorporated  in Alberta, Canada, and having its registered office at 35 – 22 Street NW, Calgary, Alberta, T2N 4W7, Canada ,(hereinafter referred to as “GGR” which expression shall unless repugnant to the context herein shall mean and include its successors and permitted assigns)

Each of the foregoing referred to separately as a “Party” and collectively as “Parties”.

RECITALS

WHEREAS GSPC, GGR and ENPRO  (Bidding Group) have expressed interest to jointly submit  bid for Block KG-OSN-2001/3 (Block No. 10) offered by the Government of India under the New Exploration Licensing Policy – Third Round (NELP-III), on the terms set out in this Agreement.

IT IS AGREED as follows:

1.0	Definitions

1.1	In this Agreement the following definitions apply unless the context requires otherwise

“Affiliate” means a body corporate controlled by, controlling or under the common control of a Party. Control means the ownership, directly or indirectly, of more than 50% of the voting rights in a body corporate.

“Area” means the blocks listed in Schedule 1 and such other areas as the Parties may agree from time to time.

“Bid” means a bid submitted by the Parties to the Government of India for award of Blocks in the Area offered under NELP - III as well as for entering into a Production Sharing Contract.

“Confidentiality Agreement” means the Confidentiality Agreement(s) signed among GSPC, GGR and ENPRO.

“Data” means all geological, geophysical, technical and other information ( in whatever media) which relates to the presence, absence or extent of deposits of hydrocarbons in the Area or which is likely to be of assistance in determining the presence, absence or extent of such deposits.  It includes all information provided by the Parties to each other under the Confidentiality Agreement.

1.2	In this Agreement headings are for convenience only and do not affect interpretation and the following rules of interpretation apply:

a)	words importing the singular include the plural and conversely;

b)	a reference to a person includes a firm, body corporate, association (whether incorporated or not) and a government, semi-government or local authority or agent; and

c)	a reference to a clause or schedule is to a clause or schedule of this Agreement as amended from time to time

1.3	ENPRO shall be the leader of the Bidding Group and shall prepare and submit Bid in association with GSPC and GGR based on technical evaluation by Technical Evaluation Group as referred in Clause 2.0.

1.4
ENPRO shall be the Operator if Production Sharing Contract is awarded against the Bid made jointly by the Parties and ENPRO shall perform petroleum operations on behalf of the Parties in terms of   mutually agreed operating agreement.

2.0           Technical Evaluation Group

2.1
The Parties agree to constitute a Technical Evaluation Group with minimum one representative from each Party. Mr. Jean Paul Roy would lead the team of technical group for carrying out a detailed technical analysis of the block.  The technical evaluation group will finally look into the detailed technical evaluation in order to firm up the work program and budget for bidding purposes.

2.2	The Technical Evaluation Group would work diligently for the purpose of:

a)	evaluating the potential of the block along

b)	determining the terms and conditions of the Bid; and
c)	making the Bid referred to in paragraph 1.3 and 2.2(b) and liaising with the Ministry of Petroleum and Natural Gas and DGH in relation to the Bid and their respective terms and conditions.

2.3	The initial participating interest of the Parties shall be:

GSPC                     80%
ENPRO                 10%
GGR                      10%*
* subject to Carried Interest Agreement (CIA) between GSPC and GGR signed on 27th August 2002.

2.4
The participating interest of the Parties in the production sharing contract, if it is executed,  unless otherwise agreed between the Parties shall be the participating interests as per clause 2.3 above.

2.5
If the Parties unanimously decide to include one or more third parties in a Bid submitted under this Agreement, the respective participating interest of the three parties namely GSPC, GGR and ENPRO in the Production Sharing Contract, if it is granted, shall be proportionately reduced to induct the third party(ies) in the consortium.

2.6	Provision of Data

To the extent not expressly provided under the Confidentiality Agreement, each Party shall, promptly upon execution of this Joint Bidding Agreement, provide the other Parties with access to all Data in its possession.  All Data provided by a Party to the other Parties under this Agreement shall be:

a)	Deemed to be provided under the Confidentiality Agreement and be subject to its terms; and

b)	Deemed to be Confidential Information for the purpose of the Confidentiality Agreement

3.0           Application for Production Sharing Contract:

3.1	GSPC, GGR and ENPRO shall in consultation with each other, jointly prepare the Bid and submit to the Ministry of Petroleum and Natural Gas, Govt. of India or as nominee within due date.

4.0           Separate Bid

4.1           Subject to Clause 4.2,  no Party shall submit  a Bid over all or any of the blocks in  the Area during the term of this Agreement unless the other party is a party to that Bid.

4.2           If

a)
the Parties determine under Clause 3.1 at least 7 days before Bid closure date that they do not wish to make Bid for  any one or more  Blocks, then each Party may submit a Bid on its own or jointly with any third party or parties for  any one or more of those Blocks; and/or

b)
the Parties determine under Clause 3.1 that they wish to make a Bid for  one or more of the Blocks but they are unable to agree on the terms and conditions of that Bid, at least seven (7) days before the bid closure date (August 28, 2002), unless extended by the Government of India, each Party may submit  a Bid on its own or jointly with any third party or parties for  any one or more of those Blocks.

5.0           Award of Production Sharing Contract

5.1           If, pursuant to a Bid made under this Agreement, a production sharing contract:

a)	is offered to the Parties; or

b)	if the relevant Bid included one or more third parties, the Parties and that or those third parties

The Parties shall, together with any relevant third parties:

(i)	accept that offer unless the offer is made on terms which are more onerous than those offered in the relevant Bid; and

(ii)	enter into an operating agreement relating to the conduct of operations pursuant to the production sharing contract

5.2
ENPRO shall furnish a draft  operating agreement as per the provisions of the production  sharing contract after  awarding  of the production sharing contract.  The Parties, together with any relevant third parties, shall thereafter negotiate in good faith to finalize the joint operating agreement.

6.0           Costs

6.1	Costs incurred by GSPC, GGR and ENPRO for carrying technical evaluation for preparation of the Bid within the limit of US$20,000 and the cost of purchase of data package for Block No. KG-OSN-2001/3 by GSPC from DGH, shall be equally shared by the Parties.  All payments will be settled within 30 days after the submission of the bid.

7.0           Confidentiality

7.1
The Confidentiality Agreements signed among GSPC, GGR and ENPRO is herewith made an integral part to this Agreement, and the  provisions of such  Confidentiality Agreement shall be applicable and binding as to Confidential Information exchanged under this Agreement.

8.0           Notices

8.1           Any notice given under this Agreement

(a)
must be in writing to the intended recipient at the address shown below or the address last notified by the intended recipient  and such notice shall be delivered by hand or sent by facsimile or by registered post at the following addresses:

GSPC

Gujarat State Petroleum Corporation Limited
Block No.15, 2nd Floor
Udyog Bhavan, Sector-11
Gandhinagar – 382 011
Gujarat – India

Tel           91 2712 36372
Fax           91 2712 36375
Attention: Mr. M.Y. Farooqui

ENPRO

Jubilant ENPRO Limited
Plot – 1A, Sector – 16A
Institutional Area
NOIDA – 201 301 (U.P)
India

Tel           91 120 4511005
Fax           91 120 4511009
Attention:  Mr. Surajit Chaliha

GeoGlobal Resources (India)

35-22 Street NW
Calgary, Alberta,  T2N 4W7,
Canada

Attention: Mr. Jean Paul Roy

(b)	must be signed by a person duly authorized by the sender; and

(c)
will be taken to have been given or made when delivered, received or left at the above address.  If delivery or receipt occurs on a day on which business is not generally carried on in the place to which the communication is sent or is later than 4.00pm (local time) of the recipient, it will be taken to have been given or made at the commencement of business on the next day on which  business is generally carried out in the place.

(d)	Any notice shall be deemed to be given and received on the day it is actually received and acknowledged

9.0           Further Assurances

GSPC, GGR and ENPRO shall take all steps, execute all documents and do everything reasonably required by any other party to give effect to any of the matters contemplated by this Agreement.

10.0           Governing Law and Arbitration

a)	The laws of India shall govern this Agreement. GSPC, GGR and ENPRO submit to the exclusive jurisdiction of its courts at Delhi.
b)
Any dispute arising in connection with or with respect to validity of this agreement shall be finally resolved through Arbitration in accordance with the rules under Arbitration & Conciliation Act, 1996 .  Proceedings of Arbitration  shall be held in New Delhi and conducted in English language.

11.0           Relationship

Except as provided, this Agreement is not intended to create any partnership or other form of association. Nothing in this Agreement shall:

(a)	constitute any Party the agent or representative of the other Party for any purpose

(b)	confer upon any Party any proprietary interest in, or subject any Party to any liabilities for, the business, assets, profits or loses or obligations of any other Party.

12.0           Assignment

No Party may assign its interest under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld.

13.0           Termination

13.1	The term of this Agreement shall be a period of two years, commencing on the date of this Agreement.

13.2	This Agreement shall, in relation to an Area over which a Bid has been made, terminate on occurrence of any of the following events:

(a)	If no bid is submitted by the Parties by the due date
(b)	Upon receipt of official notification rejecting the bid by the Parties
(c)	When the Parties execute the production sharing contract
(d)	By mutual agreement among the Parties

Whichever is applicable.

14.0	Amendment :

No amendment to this Agreement shall be valid and binding unless set forth in writing and duly executed by the Parties.

EXECUTED in Gandhinagar

Signed for and on behalf of
Gujarat State Petroleum Corporation Limited by:

Witness :

Signed for and on behalf of
Jubilant ENPRO Limited by:

Witness :

Signed for and on behalf of
GeoGlobal by:

                                Witness :

SCHEDULE 1

AREA :                      110 Sq. Km.

BLOCK OFFERED UNDER NELP - III
AA-ONN-2001/3, Block No. 10